Exhibit 99.1

Contact:
William B. Boni
VP, Investor Relations/
Corp. Communications
ArQule, Inc.
(781) 994-0614

FOR IMMEDIATE RELEASE:

ARQULE AND DAIICHI SANKYO REACH AGREEMENT WITH FDA ON SPECIAL PROTOCOL ASSESSMENT

Woburn, MA, October 11, 2010 — ArQule, Inc. (Nasdaq: ARQL) today announced a Special Protocol Assessment (SPA) agreement with the U.S. Food and Drug Administration (FDA) for the design of a Phase 3 trial of ARQ 197 in patients with non-small cell lung cancer (NSCLC) of non-squamous histology.

Daiichi Sankyo Co., Ltd., the holder of the Investigational New Drug application for ARQ 197 and ArQule’s partner for the development of the compound, will conduct the Phase 3 trial, which is planned for initiation later this year.

The trial will be a randomized, double-blinded study of erlotinib plus ARQ 197 in patients with locally advanced or metatstatic NSCLC of non-squamous histology. The primary endpoint is overall survival in the intent-to-treat population. Key secondary objectives include overall survival in the epidermal growth factor receptor wild-type sub-population and progression-free survival in the intent-to-treat population.

The SPA process is a procedure by which the FDA provides official evaluation and written guidance on the design and size of proposed protocols that are intended to form the basis for a New Drug Application. Final marketing approval depends on the results of the trial.

ARQ 197 is a selective small molecule inhibitor of the c-MET receptor tyrosine kinase, and erlotinib is an inhibitor of epidermal growth factor receptor.

Patients, physicians and other healthcare professionals seeking additional information regarding this trial and other trials involving ARQ 197 may call 1-800-373-7827.

About Lung Cancer

Lung cancer is the leading cause of cancer-related death in American men and women, accounting for 28 percent of all cancer deaths estimated to have occurred in 2009. According to the American Cancer Society, in 2009, lung cancer represented about 15 percent of new cancer diagnoses, or 219,000 new cases of lung cancer. Lung cancer is classified as either non-small cell, which accounts for 85 percent of all lung cancer diagnoses, or small cell, accounting for the remainder of cases.

About ARQ 197 and c-MET

ARQ 197 is an orally available, selective inhibitor of c-MET, a receptor tyrosine kinase. When abnormally activated, c-MET plays multiple roles in aspects of human cancer, including cancer cell growth, survival, angiogenesis, invasion and metastasis. Pre-clinical data have demonstrated that ARQ 197 inhibits c-MET activation in a range of human tumor cell lines and shows anti-tumor activity against several human tumor xenografts. In clinical trials to date, treatment with ARQ 197 has been well tolerated and has resulted in tumor responses and prolonged stable disease across broad ranges of tumors and doses.

In December 2008, ArQule and Daiichi Sankyo signed a license, co-development and co- commercialization agreement to co-develop ARQ 197 in the U.S., Europe, South America and the rest of the world, excluding Japan, China (including Hong Kong), South Korea and Taiwan, where Kyowa Hakko Kirin Co., Ltd. has exclusive rights for development and commercialization.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next- generation, small-molecule cancer therapeutics. The company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to human cancers. ArQule’s lead product, in Phase 2 and upcoming Phase 3 clinical development, is ARQ 197, an inhibitor of the c-MET receptor tyrosine kinase. The company has also initiated Phase 1 clinical testing with ARQ 621, designed to inhibit the Eg5 kinesin motor protein. The company’s pre-clinical pipeline includes a compound designed to inhibit the BRAF kinase. ArQule’s current discovery efforts, which are based on the ArQule Kinase Inhibitor Platform (AKIPTM), are focused on the identification of novel kinase inhibitors that are potent, selective and do not compete with ATP (adenosine triphosphate) for binding to the kinase.

This press release contains forward-looking statements regarding the progress of the Phase 3 clinical trial with ARQ 197 in non-small cell lung cancer to be conducted by ArQule and Daiichi Sankyo. These statements are based on the companies’ current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially. Positive information about early stage clinical trial results is not necessarily indicative of clinical efficacy and does not ensure that later stage or larger scale clinical trials will be successful. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the companies or their collaborators to discontinue development. Even if later stage clinical trials are successful, the risk exists that unexpected concerns may arise from analysis of data or from additional data or that obstacles may arise or issues be identified in connection with review of clinical data with regulatory authorities or that regulatory authorities may disagree with the companies’ views of the data or require additional data, information or studies. For example, ARQ 197 may not demonstrate promising therapeutic effect; in addition, this compound may not demonstrate an appropriate safety profile in further pre-clinical testing and in current, later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. In addition, the planned timing of initiation and completion of clinical trials for ARQ 197 is subject to the ability of the companies to enroll patients, enter into agreements with clinical trial sites and investigators, and other technical hurdles and issues that may not be resolved. Therapies involving the use of ARQ 197 in combination with other drugs, if approved, are dependent in part on the continued availability of such other drugs. Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product. Furthermore, ArQule may not have the financial or human resources to pursue drug discovery successfully in the future. For more detailed information on the risks and uncertainties associated with ArQule’s drug development and other activities see the company’s periodic reports filed with the Securities and Exchange Commission. The company does not undertake any obligation to publicly update any forward-looking statements.

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